Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the application of our report dated March 21, 2005, included in this Form 10-K of Akesis Pharmaceuticals, Inc. relating to their consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and the period from April 27, 1998 (date of inception of Akesis Pharmaceuticals, Inc. a Delaware corporation) to December 31, 2004.

Swenson Advisors, LLP

San Diego, California

March 23, 2005